Exhibit 99.1

IMG Completes Purchase of Mutua Madrid Open

LONDON (April 1, 2022) – IMG, an Endeavor company and global leader in sports, events, media and fashion, today announced it has completed its purchase of the Mutua Madrid Open tennis tournament and the Acciona Open de España golf tournament from Super Slam Ltd and its affiliates.

One of nine ATP Masters 1000 and four WTA 1000 Mandatory events, the Mutua Madrid Open joins IMG’s roster of leading tennis tournaments, including the Miami Open and several other ATP and WTA events.

With the close of the acquisition, Madrid Trophy Promotion SLU (MTP), the Spanish entity that operates the tournament, is now part of IMG, with MTP’s CEO and tournament director Gerard Tsobanian serving as Senior Vice President, Tennis Events, IMG. Tsobanian and his team continue to oversee the day-to-day running of the Mutua Madrid Open as part of IMG’s global tennis events division led by Gavin Forbes.

Sam Zussman, Co-President of Media and Events at IMG, said: “We are proud to add the Mutua Madrid Open and Acciona Open de España to our portfolio. Drawing on our long history in tennis and golf and the MTP team’s expertise, we will build these events into even more unique and remarkable experiences for players, partners, and fans.”

The 20th anniversary edition of the tournament takes place this year from 26 April – 8 May at Caja Mágica in Madrid, Spain. The Mutua Madrid Open is one of two key clay court events leading up to Roland Garros and boasts an illustrious list of winners that includes Roger Federer, Serena Williams, Rafael Nadal, Petra Kvitová and Novak Djokovic.

MTP also runs the European Tour’s Acciona Open de España golf tournament, which IMG’s golf events division will now support. Founded in 1912, The Acciona Open de España (formerly the Spanish Open) is rich in history and typically takes place in October at the Club de Campo Villa de Madrid where it is broadcast to more than 120 countries.

About IMG

IMG is a global leader in sports, fashion, events and media. The company manages some of the world’s greatest athletes and fashion icons; owns and operates hundreds of live events annually; and is a leading independent producer and distributor of sports and entertainment media. IMG also specializes in licensing, sports training and league development. IMG is a subsidiary of Endeavor (NYSE: EDR), a global sports and entertainment company.

About the Mutua Madrid Open

The Mutua Madrid Open is an ATP Masters 1000 and WTA 1000 Mandatory event which will celebrate in 2022 its 20th edition in Madrid, Spain. What started as an ATP 1000 indoor event has grown over the years to become a Combined Women Premier Mandatory Men Masters 1000 tennis event alongside only two other events on the ATP and WTA Tours that count more than 100 events around the world annually. The clay court event has become a must for all tennis fans around the world during the early spring months. Recognized today as one of the major sport events in Spain, the Mutua Madrid Open is broadcast in over 180 countries every year.

About the Acciona Open de España

The Acciona Open de España is Europe’s third oldest golf tournament, after the Open Championship and the Open de France. Over the years, it has seen prestigious winners include Severiano Ballesteros, Nick Faldo, Bernhard Langer and more recently, Jon Rahm. Since 2019, the event has taken place at the Club de Campo Villa de Madrid, very close to the heart of the Spanish capital. The 2021 event was the first on the European Tour to stage a sustainable, carbon neutral event. The Acciona Open de España is broadcast in more than 120 countries.

Press

Jo Robertson

joanna.robertson@img.com